EXHIBIT 3.2
FREMONT GENERAL CORPORATION
BYLAW AMENDMENTS
ADOPTED BY THE BOARD OF DIRECTORS ON JANUARY 29, 2008
ARTICLE I—SECTION 1 AMENDMENT
     NOW THEREFORE, BE IT RESOLVED, that effective February 1, 2008, pursuant to Article VI, Section 2 of the Amended and Restated Bylaws of the Corporation (the “Bylaws”), Article I, Section 1 of the Bylaws is hereby amended and restated in its entirety to read as follows:
SECTION 1. PRINCIPAL EXECUTIVE OFFICE. The principal executive office for the transaction of business of the corporation is hereby fixed and located at 2727 East Imperial Highway, Brea, CA 92821. The Board of Directors is hereby granted full power and authority to change said principal executive office from one location to another. This section may be amended to reflect any such change in the location of such principal executive office.
ARTICLE III—SECTION 7 AMENDMENT
     BE IT FURTHER RESOLVED, that effective immediately, pursuant to Article VI, Section 2 of the Bylaws, Article III, Section 7 of the Bylaws is hereby amended and restated in its entirety to read as follows:
SECTION 7. REGULAR MEETINGS. Unless otherwise fixed by resolutions of the Board of Directors, regular meetings of the Board of Directors shall be held without call on the fourth Tuesday of each month; provided, however, should said day fall upon a legal holiday, then said meeting shall be held at the same time on the next day thereafter ensuing which is not a legal holiday. Notice of all such regular meetings of the Board of Directors is hereby dispensed with.
ARTICLE IV AMENDMENTS
     BE IT FURTHER RESOLVED, that effective immediately, pursuant to Article VI, Section 2 of the Bylaws, Article IV, Section 1 of the Bylaws is hereby amended and restated in its entirety to read as follows:
SECTION 1. OFFICERS. The officers of the corporation shall be a Chief Executive Officer, a President, a Vice President, a Secretary, a Chief Financial Officer and a Treasurer. The corporation may also have, at the discretion of the Board of Directors, a Chairman of the Board, a Vice Chairman of the Board, a Controller, a Cashier, one or more additional Vice Presidents, on or more

Assistance Secretaries, one or more Assistant Treasurers, and such other officers as may be appointed in accordance with the provisions of Section 3 of this Article. One person may hold two or more offices, except that the offices of Chief Executive Officer and Secretary shall not be held by the same person.
     BE IT FURTHER RESOLVED, that effective immediately, pursuant to Article VI, Section 2 of the Bylaws, Article IV, Section 6 of the Bylaws is hereby amended and restated in its entirety to read as follows:
SECTION 6. CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER. The Chairman of the Board shall be the Chief Executive Officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. He shall preside at all meetings of the shareholders and at all meetings of the Board of Directors. He shall be ex-officio a member of all the standing committees (except the audit committee), including the executive committee, if any, and shall have the general powers, and duties of management usually vested in the office of Chief Executive Officer of a corporation, and shall have such other powers and duties as may be prescribed by the board of directors or the Bylaws. He shall also exercise and perform such other powers and duties as may be from time to time assigned to him by the Board of Directors or prescribed by the By-Laws.
     BE IT FURTHER RESOLVED, that effective immediately, pursuant to Article VI, Section 2 of the Bylaws, Article IV, Section 7 of the Bylaws is hereby amended and restated in its entirety to read as follows:
SECTION 7. VICE CHAIRMAN AND PRESIDENT. The Vice Chairman of the Board shall be the President of the corporation. The President shall act as the Chief Executive Officer of the corporation during any times the Chairman and Chief Executive Officer is unavailable to so serve. He shall also exercise and perform such other powers and duties as may be from time to time assigned to him by the Board of Directors or prescribed by the By-Laws.
     BE IT FURTHER RESOLVED, that effective immediately, pursuant to Article VI, Section 2 of the Bylaws, Article IV, Section 8 of the Bylaws is hereby amended and restated in its entirety to read as follows:
SECTION 8. CHIEF FINANCIAL OFFICER. The Chief Financial Officer shall be the principal financial officer of the corporation and shall keep and maintain, or cause to be kept and maintained, adequate and correct accounts of the properties and business transactions of the corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, surplus and shares. The books of account shall at all reasonable times be open to inspection by any director.
The Chief Financial Officer shall cause all moneys and other valuables to be deposited in the name and to the credit of the corporation with such depositories as may be designated by the Board of Directors. He shall disburse the funds of the corporation as may be ordered by the Board of Directors, shall render to the Chairman, the President and directors, whenever they request it, an account of all of his transactions as Chief Financial Officer and of the financial condition of the corporation, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or the By-Laws.
     BE IT FURTHER RESOLVED, that effective immediately, pursuant to Article VI, Section 2 of the Bylaws, Article IV, Section 11 of the Bylaws is hereby amended and restated in its entirety to read as follows:
SECTION 11. TREASURER. The Treasurer shall exercise and perform such powers and duties as may be from time to time assigned to him by the Chief Executive Officer, the Chief Financial Officer or the Board of Directors or prescribed by the By-Laws.
     BE IT FURTHER RESOLVED, that effective immediately, pursuant to Article VI, Section 2 of the Bylaws, Article IV, Section 13 of the Bylaws is hereby amended and restated in its entirety to read as follows:
SECTION 13. CASHIER. The Cashier shall, subject to the direction of the Chief Financial Officer, be responsible for the corporate banking transactions. He shall keep and maintain reporting systems related to banking and cash management; develop internal and external asset-liability analysis programs, alternative banking facilities and relationships; and assist the Chief Financial Officer in executing the corporate commercial paper borrowing policy. He shall be responsible for cash management and cash flow analysis; foreign banking account operations; and for taxable fixed income investment reporting system. He shall execute investment transactions and shall have such other powers, duties and authority as may be set forth elsewhere in these By-Laws and as may be prescribed by the Chief Executive Officer, the Chief Financial Officer or the Board of Directors from time to time.